SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 15, 2004

(Date of earliest event reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5313	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. Riverside Avenue, Suite 1100, Spokane WA,	99201
(Address of principal executive offices)	(Zip Code)

509-835-1500

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 15, 2004, Potlatch Corporation issued the following press release:

“SPOKANE, Wash.—(BUSINESS WIRE)—Sept. 15, 2004—L. Pendleton Siegel, Chairman and Chief Executive Officer of Potlatch Corporation (NYSE:PCH), today announced that Robert P. DeVleming, 51, has been named acting Vice President of the company’s Consumer Products Division (CPD).

DeVleming, who will continue to be headquartered in Lewiston, Idaho, replaces Craig H. Nelson, who has resigned to accept employment with another company.

“While we regret Craig Nelson’s departure, we wish him well in his new career,” Siegel said. “During his 25-year career with CPD, Craig contributed considerably to both the division and to Potlatch.” Siegel noted that Nelson was one of the architects of the division’s strategy of providing its private label customers with premium tissue products, equal to major brands. “That strategy continues to serve us well,” he said.

DeVleming has been a Vice President since 1998 and a CPD employee since 1978. A Washington State University graduate, DeVleming joined the company as an hourly employee and advanced through supervisory ranks in manufacturing before assuming a managerial position in sales and marketing in 1985. He subsequently served as operations manager for the division and was named Vice President, Marketing and Sales, in 1998 and Vice President, Tissue Expansion, in 2002 before being named Vice President, Sales, in 2003.

Siegel expressed confidence that DeVleming’s extensive and varied background with the division would result in a smooth leadership transition. “Bob has been a part of our CPD management team during the evolution of the division’s marketing and manufacturing strategy and has been a key player in increasing the division’s private label market share,” Siegel stated.

This news release contains, in addition to historical information, certain forward-looking statements. These forward-looking statements are based on management’s best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties and are not guarantees of future performance. The company’s actual results could differ materially from those expressed or implied by forward-looking statements. The company disclaims any intent or obligation to update these forward-looking statements.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 17, 2004

POTLATCH CORPORATION

By:	/S/ MALCOLM A. RYERSE
Malcolm A. Ryerse
Corporate Secretary